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                     THE ENTERPRISE GROUP OF FUNDS II, INC.

                                DISTRIBUTION PLAN

     WHEREAS, the Board of Directors of The Enterprise Group of Funds II, Inc. (the "Company"), including the Independent Directors (as defined herein), have concluded in the exercise of reasonable business judgment and in light of their fiduciary duties under the Investment Company Act of 1940, as amended (the "Act"), that there is a reasonable likelihood that this Plan (the "Plan") will benefit the Company's constituent funds (each a "Fund," collectively the "Funds") and the Class A shareholders thereto;

     NOW, THEREFORE, in consideration of the foregoing, this Plan is hereby adopted as follows:

     Section 1. (a) As compensation for the services provided to shareholders of each Fund's Class A shares, the distributor of the Company's Class A shares (the "Class A Distributor") shall be paid an annual service fee of 0.25% of the average daily net assets (the "Service Fee") of the Funds' Class A shares.

     (b) As compensation for the services provided to shareholders of each Fund's Class A shares, the Class A Distributor shall be paid an annual distribution fee of 0.20% (0.05% for the Class A shares of the Money Market
Fund) of the average daily net assets (the "Distribution Fee") of the Funds' Class A shares.

     (c) Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors of the Company shall determine. Some or all of such Service Fee and Distribution Fee may be paid to the Class A Distributor in accordance with the distribution agreements with the Class A Distributor. Subject to the provisions of Section 9 hereof, the Service Fee and Distribution Fee shall be approved from time to time by: (a) a majority of the Board of Directors of the Company and (b) a majority of the Directors who (i) are not "interested persons" of the Company, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto ("Independent Directors"), and may be paid in respect of services rendered. If at any time this Plan shall not be in effect with respect to the Class A shares of all Funds of the Company, the Service Fee and Distribution Fee shall be computed on the basis of the net assets of the Class A shares of those Funds for which the Plan is in effect.

     Section 2. The Class A Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Class A shares of the Company or the servicing and maintenance of shareholder accounts, including but not limited to the following:

     (a) compensation to and expenses, including overhead and telephone expenses, of employees of the Class A Distributor that engage in the distribution of the Class A shares;

     (b) printing of prospectuses and statements of additional information for other than existing shareholders;

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     (c)  compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with investing indirectly in Class A shares;

     (d) expenses relating to the development, preparation, printing, and mailing of Company advertisements, sales literature, and other promotional materials describing and/or relating to the Company;

     (e) expenses of holding seminars and sales meetings designed to promote the distribution of the Class A shares of the Company;

     (f) expenses of obtaining information and providing explanations regarding the Company's investment objectives and policies and other information about the Company and its Funds, including the performance of the Funds;

     (g)  expenses of training sales personnel regarding the Company;

     (h) expenses of compensating sales personnel in connection with the allocation of cash values to the Company; and

     (i) expenses of personal services and/or maintenance with respect to Class A shares attributable to such accounts.

     Section 3. This Plan shall not take effect until it has been approved, together with any related agreements, by vote of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Directors of the Company, and (b) the Independent Directors of the Company, cast in person at a meeting called for the purpose of voting on this Plan or any related agreement. Approval of the Plan in this manner, with respect to any Fund, prior to the initial public offering of the shares of such Fund shall be deemed to have been approved by that Fund's outstanding voting securities.

     Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 3 hereof.

     Section 5. Any person authorized to direct the disposition of monies paid or payable by the Class A shares of the Company pursuant to this Plan or any related agreements shall provide to the Board of Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Such person shall submit only information regarding amounts expended for "distribution activities," as defined in this Paragraph 5, to the Board of Directors of the Company in support of the Distribution Fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this Paragraph 5, to the Board of Directors of the Company in support of the Service Fee payable hereunder.

     For purposes of this Plan, "distribution activities" shall mean any activities in connection with the Class A Distributor's performance of its obligations under this Plan or the distribution

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agreement that are not deemed "service activities." "Service activities" shall mean activities in connection with the provision by the Class A Distributor of personal, continuing services to investors in the Class A shares of the Funds and/or the maintenance of shareholder accounts; provided, however, that if the National Association of Securities Dealers, Inc. (the "NASD") adopts a definition of "service fee" for purposes of Section 2830(b)(9) of the NASD Conduct Rules that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of the Class A Distributor related to its "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

     Section 6. This Plan may be terminated at any time with respect to the Class A shares of any Fund by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities representing the Class A shares of that Fund.

     Section 7. All agreements with any person relating to implementation of this Plan with respect to the Class A shares of any Fund shall be in writing, and any agreement related to this Plan with respect to the Class A shares of any Fund shall provide:

     (a) That such agreement may be terminated at any time, without payment of any penalty; by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities representing the Class A shares of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

     (b) That such agreement shall terminate automatically in the event of its assignment.

     Section 8. This Plan may not be amended to materially increase the amount of Distribution Fees or Service Fees permitted pursuant to Section 1 hereof with respect to any Fund until it has been approved by a vote of at least a majority of the outstanding voting securities representing the Class A shares of that Fund. This Plan shall be deemed to have been effectively approved with respect to the Class A shares of any Fund if a majority of the outstanding voting securities representing the Class A shares of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the Class A shares of any other Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the Class A shares of the Company. In addition, all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3 hereof.

     Section 9. As used in this Plan, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted as of December 15, 2004

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